Exhibit 10.2

April 30, 2018

VIA EMAIL

GlyEco, Inc.

230 Gill Way

Rock Hill, SC 29730

Attention: Ian Rhodes,

President and Chief Executive Officer

Re:      Waiver

Dear Mr. Rhodes:

Jennifer Geib (the “Noteholder”) owns a note in GlyEco, Inc., a Nevada corporation (the “Company”) pursuant that certain 8% Convertible Promissory Note due December 27, 2021 (the “Note”). All capitalized terms used herein without definition have the respective meanings ascribed to them in the set forth in the Note and any transaction documents issued in connection with the Note, including, without limitation, that certain Stock Purchase Agreement dated as of December 26, 2016 (the “Purchase Agreement”).

The Company has advised the Noteholder that it requests a waiver from having to comply with Section 2(a) of the Note, in order to avoid triggering an Event of Default under Section 4(a)(i) of the Note. The Noteholder is willing to waive such non-compliance through and including December 31, 2018.

This will confirm the agreement of the Noteholders and the Company:

1.       Waivers. The Noteholder hereby waives the Company’s failure to comply with Section 2(a) of the Note through December 31, 2018, provided that such waiver is limited to such period, and shall not constitute a waiver with respect to any other period or with respect to any other provision of the Note, the Purchase Agreement, or any other transaction document issued in connection with the Note in any other respect (collectively, the “Transaction Documents”).

2.       The Company is responsible for paying all interest including the as amounts due pursuant to Section 2 of the Note, which the parties agree equals $138,945 through May 31, 2018 (the “Stated Amount”). Upon an initial payment of, $25,000, the Company will commit to defeasing the Stated Amount as well as other accrued interest as follows:

(a)	The Company will make monthly payments of $20,000, in arrears. The monthly payments will be applied first toward the Stated Amount, next to accrued interest from 2017, and finally to interest due after May 31, 2018.

(b)	The Company will not make a monthly payment in any month in which the Company’s cash position is not equal to or greater than $[250,000] on the 20th day of a month in which a payment is due.

(c)	In the event of the closing of an offering that raises in the aggregate $5,000,000 of gross proceeds, any balance due shall be paid off within 10 business days of the Company and the Holders’ agreement as to the final amount due and owing. In the event that such aggregate amount of $5,000,000 of gross proceeds is achieved in one or more tranches, of at least $1,500,000, then any remaining balance shall be paid off in a proportionate amount, which proportion shall be determined by multiplying such remaining balance by a fraction determined by the quotient determined by dividing the amount raised, if at least $1,500,000 over $5,000,000.

3.       Consideration. In consideration for this limited waiver, the Company hereby agrees to: (a) apply proceeds raised as a result of any common stock offering that raises gross proceeds of $5,000,000 or greater1 against any accrued interest owed; and/or (b) apply the proceeds raised as a result of any sale of assets associated with equipment previously purchased from Dow Corning/Union Carbide Corporation on or about December 26, 2016, which assets have not previously been pledged to a lender, or net proceeds from such sale after repayment of any existing liens on such assets.

4.       Expenses. The Company shall pay or reimburse the Noteholder for its costs and expenses incurred in connection with the preparation of this Waiver.

5.       Release. If: (a) the Company fails to raise the necessary capital to maintain operations and pay the Noteholder; (b) the Company is unable to make all interests payments due on the Note by December 31, 2018; or (c) the Company defaults on a material agreement or obligation with a vendor of the Company, which default is a reportable event on Form 8-K, the Noteholder will be automatically and immediately released from her Employment Agreement (Dated December 28, 2016) and any and all non-competition provisions shall be immediately voided, unless the Noteholder and Company agree otherwise.

6.       Key Man Benefit. If on or before December 31, 2018 Richard S. Geib dies then the money that Company receives from the Key Man Insurance Policy will be used to pay any and all interest payments as well as paying the principle on the notes held by both the Noteholder and Richard S. Geib.

1 The parties agree that this amount may be achieved in one or more tranches of financings between the date of this Agreement and December 31, 2018.

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7.       Reaffirmation.

(a)       The Company hereby reaffirms all of its representations and warranties in the Transaction Documents on and as of the date hereof, as if expressly made on and as of the date hereof.

(b)       The Company hereby (i) confirms the ongoing validity of all of the obligations, undertakings, representations, and warranties, outstanding on the date hereof and on the effectiveness of this limited waiver, (b) confirms that such obligations on the Note are owing without reservation, defense, counterclaim or offset, (c) confirms that, after giving effect to this waiver, neither the Company nor any subsidiary has any claims or causes of action against the Noteholder or any of its Affiliates, managers or officers, and (d) acknowledges, confirms and agrees that none of the amendments to be effected by this waiver shall constitute a novation of Note.

8.       Representations and Warranties. Noteholder and the Company hereby represents and warrants that (a) this waiver has been duly and validly authorized by all necessary corporate or company action on such party’s part, (b) this waiver has been duly executed and delivered by such party’s duly authorized officer, and (c) this waiver constitutes such party’s valid and binding obligation, enforceable against such party in accordance with its terms.

9.       Ongoing Force and Effect. Except as expressly set forth herein, all of the terms and conditions of the Note and the other Transaction Documents remain unchanged and in full force and effect. This waiver may not be amended or modified, nor may any performance required hereunder be waived, except pursuant to a written agreement signed by the party to be charged therewith.

10.      Governing Law. This waiver shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

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Kindly confirm your agreement to the foregoing by countersigning a counterpart copy of this waiver in the space provided below.

Very truly yours,

JENNIFER GEIB

/s/ Jennifer Geib

Acknowledged, Confirmed and Agreed To:

GLYECO, INC.

By:	/s/ Ian Rhodes
Name: IAN RHODES
Title: CEO

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